Exhibit 99.1

FOR IMMEDIATE RELEASE

SUSAN CAMPFIELD TO RETIRE AS DIRECTOR

OF NORWOOD FINANCIAL CORP AND WAYNE BANK

Honesdale, Pennsylvania – February 18, 2025 – Susan Campfield has announced her retirement from the Board of Directors of Norwood Financial Corp (Nasdaq Global Market-NWFL) and its subsidiary, Wayne Bank, effective February 18, 2025.

After serving the companies for 19 years, Campfield announced her retirement stating, “I have enjoyed supporting this great bank and all of the good it has done and is doing in the communities that we serve. It has been one of the real honors of my professional life.”

Campfield joined the Board of Directors in 2006 as a fixture in the Wayne County, Pennsylvania business community. For over 33 years, she served as President and Chief Executive Officer of Gumble Brothers, Inc., a building material supplier located in Paupack, Pennsylvania. In her role, Campfield worked with numerous contractors and builders, which gave her an extensive knowledge of the local construction market. She brought expertise on the local economy and business opportunities for the bank during her time as Director.

Norwood Financial Corp is the parent company of Wayne Bank, which operates from thirty offices throughout Northeastern Pennsylvania and Upstate New York, including those offices operating under the Bank of Cooperstown and Bank of the Finger Lakes brands. The Company’s stock trades on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words “believes”, “anticipates”, “contemplates”, “expects”, “bode”, “future performance” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include, among other things, changes in federal and state laws, changes in interest rates, our ability to maintain strong credit quality metrics, our ability to have future performance, our ability to control core operating expenses and costs, demand for real estate, government fiscal and trade policies, cybersecurity and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: John M. McCaffery

  Executive Vice President &

  Chief Financial Officer

  NORWOOD FINANCIAL CORP

  272-304-3003

  www.waynebank.com